Exhibit 99.1
Holly Corporation Board of Directors Approves Capital Spending Projects
2/9/2007
Dallas, Texas — Holly Corporation (NYSE: HOC) announced today that its Board of Directors has approved the final components of the Company’s refinery expansion and heavy crude oil processing project for Holly’s Navajo Refinery. The total estimated cost of the project, including previously approved components, is approximately $225 million.
At the Navajo Refinery, the Company will be revamping an existing crude unit which will increase crude capacity at the Navajo Refinery to approximately 100,000 barrels per day (“bpd”). Additionally, the Board has approved a revamp of its second crude unit and a new solvent de-asphalter unit. In December 2006 the Holly Board approved installing a new 15,000 bpd hydrocracker and a new 28 million standard cubic feet (“mmscf”) hydrogen plant at a budgeted cost of approximately $125 million. The newly approved components combined with the components approved in December bring the total budgeted amount for this expansion and heavy crude oil processing project to $225 million. It is currently anticipated that the expansion portion of the overall project consisting of the initial crude unit revamp, the new hydrocracker and the new hydrogen plant will be completed and operational by the fourth quarter of 2008. The completion of the heavy crude oil processing portion of the overall project, including the second crude unit revamp and the installation of the new solvent de-asphalter, will be targeted to coincide with development of future pipeline access to the Navajo Refinery for heavy Canadian crude oil and other foreign heavy crude oils transported from the Cushing, Oklahoma area. The Company plans to explore with Holly Energy Partners L.P. the most economical manner to obtain this needed pipeline access.
In December 2006, the Company announced that, for its Woods Cross refinery, the Board had approved a project to add a new 15,000 bpd hydrocracker along with sulfur recovery and desalting equipment. The budgeted cost of these additions is approximately $100 million. These additions will expand the Woods Cross Refinery’s crude processing capabilities from 26,000 to 31,000 bpd while enabling the refinery to process up to 10,000 bpd of high-value low-priced Black Wax crude oil and up to 5,000 bpd of low-priced heavy Canadian crude oils. The Woods Cross refinery projects are expected to be completed and operational during the fourth quarter of 2008.
The Company plans to conduct a Webcast presentation discussing these capital projects as part of its earnings conference call on Monday, February 12, 2007 at 10:00AM EST. Listeners may access this call by dialing (888) 548-4639. The ID# for this call is 6974637. A slide presentation will accompany the conference call and be available prior to the call on the Investor’s page of our website: www.hollycorp.com Listeners may also access the call via the internet at: http://www.videonewswire.com/event.asp?id=37565 Additionally, listeners may replay this call approximately two hours after the call concludes by dialing (800) 642-1687 (enter conference ID: 6974637). The audio archive will be available for two weeks.
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries an 82,000 bpd refinery located in southeast New Mexico, and a 26,000 bpd refinery in Woods Cross, Utah. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P. (NYSE-HEP), which through subsidiaries owns or leases approximately 1,600 miles of petroleum product pipelines in Texas, New Mexico and Oklahoma and refined product terminals in several Southwest and Rocky Mountain states.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are

“forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company’s markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company’s capital investments and marketing strategies, the ability of the Company or Holly Energy Partners, L. P. to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations, the Company’s efficiency in carrying out construction projects, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Corporation
214-871-3555